United Security Bancshares Appoints New Member to Board of Directors

FRESNO, CA, July 27, 2023 - The Board of Directors of United Security Bancshares (the “Company”) (NASDAQ: UBFO), the parent company of United Security Bank (the “Bank”), announced today the appointment of Thomas G. Walker to the Company’s and Bank’s Boards of Directors effective immediately.

Dennis R. Woods, President, and Chief Executive Officer of the Company stated, “We are excited to welcome Tom Walker to our board of directors. The business experience and deep relationships he has developed over his career in commercial mortgage banking is a valuable addition to our board. Tom is a seasoned professional who understands our business and our local markets. The expertise and strategic thinking he brings to the board will be an added benefit to our diverse board makeup.”

Thomas Walker is a Principal/Owner of Capital Group Inc. dba Capitalize which is a California-based commercial lending mortgage banking firm where he has been since July 2021. Prior to Capitalize, Mr. Walker was an executive at Housing Capital Company, a division of US Bancorp, for 23 years. Tom graduated from UC Irvine with a B.A. in Economics and a Minor in Management. He is a licensed California real estate broker and has previously served as a member of the board of directors for the Building Industry Association.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the Company’s board or its structure. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

Media Contact:
Dave Kinross
SVP CFO
United Security Bancshares
559-490-6261